AMENDMENT NO. 2 TO

AMENDED AND RESTATED BYLAWS

OF

DATCHAT, INC.

a Nevada Corporation

Pursuant to resolutions of the Board of Directors (the “Board”) of DatChat, Inc. a Nevada corporation (the “Corporation”) adopted via unanimous written consent of the Board on October 23, 2024 and in accordance with the authority provided to the directors pursuant to Article IX, Section 9.1 of the Corporation’s Amended and Restated Bylaws (the “Bylaws”):

1.	Article II, Section 2.7 of the Bylaws is amended and restated in its entirety as follows as of October 23, 2024 (the “Effective Time”):

Section 2.7. Voting. Unless otherwise required by law, the Articles of Incorporation or these By-Laws or permitted by the rules of any stock exchange on which the Corporation’s shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Articles of Incorporation, and subject to Section 2.11(a), each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereon held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 2.8. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

CERTIFICATion

I, the undersigned, do hereby certify:

1. That I am the Chief Executive Officer of DatChat, Inc., a Nevada corporation; and

2. That the foregoing Amendment No. 2 to the Amended and Restated Bylaws, was duly adopted by the Board of Directors of said corporation via unanimous written consent on October 23, 2024.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation as of October 23, 2024.

/s/ Darin Myman
Darin Myman, Chief Executive Officer